UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The following press release was issued by Atmel Corporation on March 23, 2007.
GEORGE AND GUST PERLEGOS VIOLATE FEDERAL SECURITIES LAWS, ASSERTS ATMEL IN LAWSUIT FILED TODAY
SAN JOSE, CA, March 23, 2007 . . . Atmel® Corporation (NASDAQ: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, today announced that it has filed a lawsuit against George Perlegos, Atmel’s former Chairman and CEO, and Gust Perlegos, Atmel’s former Executive Vice President, Office of the President, for violating federal securities laws.
As announced in August 2006, George and Gust Perlegos and two other Atmel senior executives were terminated for cause by a special independent committee of Atmel’s Board of Directors following an eight-month investigation into the misuse of corporate travel funds. In February 2007, the Court of Chancery of the State of Delaware rejected the Perlegoses’ claims that they were improperly terminated for cause, stating “the record refutes any contention of the [Perlegoses] that they are innocent of material wrongdoing” and that “the Perlegoses have not demonstrated any right to hold any office of Atmel.”
In the federal lawsuit filed today in the United States District Court, Northern District of California, Atmel asserts that the Perlegoses are using false and misleading proxy materials in violation of Section 14(a) of the federal securities laws to wage their proxy campaign to replace Atmel’s CEO and all of Atmel’s independent directors with the Perlegoses’ yet-to-be-named director nominees at a special meeting of stockholders. Further, Atmel asserts that the Perlegos group, in violation of federal securities laws, has failed to file a Schedule 13D as required, leaving stockholders without the information about the Perlegoses and their plans that is necessary for stockholders to make an informed assessment of the Perlegoses’ proposal.
“We filed this suit against George and Gust Perlegos to ensure our stockholders receive truthful and complete information about the Perlegos group’s interests, plans and motivations that is required by the federal securities laws,” said Steven Laub, Atmel President and CEO. “We will continue to take appropriate steps to protect the interests of Atmel stockholders.”
In its complaint, Atmel has asked the Court to require the Perlegoses to comply with their disclosure obligations, and to enjoin them from using false and misleading statements to improperly solicit proxies as well as from voting any Atmel shares acquired during the period the Perlegoses were violating their disclosure obligations under the federal securities laws.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are(R).
Additional Information
Atmel will file a preliminary and definitive proxy statement and other relevant documents concerning the special meeting with the Securities and Exchange Commission. Its stockholders are urged to read the definitive proxy statement when it becomes available, because it will contain important information. Stockholders may obtain, free of charge, a copy of the definitive proxy statement (when it is available) and other documents filed by Atmel with the Securities and Exchange Commission at the Securities and Exchange Commission’s website, www.sec.gov. In addition, documents filed with the Securities and Exchange Commission by Atmel will be available free of charge from Atmel. Atmel and its directors and executive officers and certain other of its employees may be soliciting proxies from stockholders of Atmel against the proposed removal of Atmel’s directors.
Information concerning the participants in the proxy solicitation will be set forth in the proxy statement when it is filed with the Securities and Exchange Commission.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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